As filed with the Securities and Exchange Commission on September 3, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
under
The Securities Act of 1933

DeVry Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3150143 (I.R.S. employer identification no.)
3005 Highland Parkway
Downers Grove, Illinois 60515
(Address of principal executive offices, including zip code)
DEVRY INC. DEFERRED COMPENSATION PLAN
(Full title of the plan)
Gregory S. Davis
Vice President, General Counsel and Corporate Secretary
DeVry Inc.
3005 Highland Parkway
Downers Grove, Illinois 60515
(Name and address of agent for service)
(630) 515-7700
(Telephone number, including area code, of agent for service)
With a copy to:
Lauralyn G. Bengel
Schiff Hardin LLP
233 South Wacker Drive, Suite 6600
Chicago, Illinois 60606
(312) 258-5670

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	maximum	maximum
	to be	offering price	aggregate	Amount of
Title of Securities to be Registered	registered	per share	offering price	registration fee
DeVry Inc. Common Stock, par value $.01 per share	100,000 (2)	$38.08 (1)	$3,808,000 (1)	$271.51 (1)
Deferred Compensation Obligations	$20,000,000 (3)	N/A	$20,000,000	$1,426.00
Interests in the Plan	(4)	(4)	(4)	(4)

(1)	Estimated on the basis of $38.08 per share, the average of the high and low sales prices of DeVry Inc. Common Stock as reported on The New York Stock Exchange on August 27, 2010 pursuant to Rule 457(c) and (h) of the Securities Act of 1933.

(2)	Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(3)	Deferred Compensation Obligations represent general unsecured obligations of the Registrant to pay deferred compensation in accordance with the above-referenced Plan.

(4)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein for which no separate fee is required.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by DeVry Inc. (the “Registrant”) are incorporated herein by reference:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010;

(b)	All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of fiscal 2010; and

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A dated April 22, 1991, as amended, and as further updated in the Registrant’s Report on Form 10-K filed on September 27, 1991.
     All documents subsequently filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable with respect to the Registrant’s Common Stock.
     With respect to the Deferred Compensation Obligations, the Deferred Compensation Plan provides a select group of management or highly compensated employees of the Registrant and its affiliates, and non-employee directors of the Registrant, with an opportunity to defer a portion of their compensation (including base salary, bonus and director fees) on a pre-tax basis. The Registrant will credit matching contributions to participants’ accounts under the Plan to the extent they have elected to defer the maximum amount under the Registrant’s Profit Sharing Retirement Plan and their matching contributions to that plan are limited by applicable Internal Revenue Code provisions. The Registrant may also credit discretionary contributions to participants’ accounts under the Plan. The amount of compensation deferred under the Plan is based on elections by each Plan participant in accordance with the terms of the Plan, the Registrant contributions, and the earnings or losses thereon. The obligation of the Registrant to pay such deferred compensation (the “Obligations”) will become due as pre-designated by each Plan participant or upon termination or service of employment or service in the form and on the date or dates determined in accordance with the terms of the Plan.
     Amounts deferred under the Plan will be credited with investment returns based on investment alternatives chosen by each Plan participant, and the amount of the Obligations payable to each Plan participant will reflect the investment returns of the chosen investment alternatives. However, the Plan participants will have no ownership interest in any of the investment alternatives. Each Plan participant is an unsecured general creditor of the Registrant with respect to his or her own interest in the Plan. Benefits are payable solely from the general funds of the Registrant.
     The Obligations cannot be assigned, transferred, pledged or otherwise encumbered by the Plan participants, except that each Plan participant may designate one or more beneficiaries to receive benefits upon his or her death. The Registrant reserves the right to amend or partially or completely terminate the Plan, provided that such amendment or termination does not result in any reduction of a Plan participant’s account balance as of the date of such amendment or termination.
     The total amount of Obligations being registered pursuant to this Registration Statement is $20,000,000.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     (a) The Delaware GCL (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified, and authorizes the Registrant to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.
     (b) Article TENTH of the Restated Certificate of Incorporation of the Registrant permits, and Article VI of the Amended and Restated By-Laws of the Registrant provides for, indemnification of directors, officers, employees and agents to the fullest extent permitted by law.
     (c) In accordance with Section 102(b)(7) of the Delaware GCL, the Registrant’s Restated Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (1) breaches of their duty of loyalty to the Registrant or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under Section 174 of the Delaware GCL (unlawful payment of dividends) or (4) transactions from which a director derives an improper personal benefit.
     (d) The Registrant enters into an Indemnification Agreement with each of its Directors which provides for the indemnification of the Directors in a variety of circumstances.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.
     The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.
Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, State of Illinois, on the 3rd day of September, 2010.

DEVRY INC. (Registrant)
By:	/s/ Daniel M. Hamburger
Daniel M. Hamburger
President and Chief Executive Officer

     Each person whose signature appears below appoints Daniel M. Hamburger and Gregory S. Davis, or each of them, as such person’s true and lawful attorneys to execute in the name of each such person, and to file, any pre-effective or post-effective amendments to this Registration Statement that any of such attorneys shall deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission with respect thereto, in connection with this Registration Statement, which amendments may make such changes in such Registration Statement as any of the above-named attorneys deems appropriate, and to comply with the undertakings of the Registrant made in connection with this Registration Statement; and each of the undersigned hereby ratifies all that either of said attorneys shall do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Harold T. Shapiro Harold T. Shapiro	Board Chair and Director	September 3, 2010

/s/ Daniel M. Hamburger Daniel M. Hamburger	President and Chief Executive Officer (Principal Executive Officer) and Director	September 3, 2010

/s/ Richard M. Gunst Richard M. Gunst	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 3, 2010

SIGNATURE	TITLE	DATE

/s/ David S. Brown David S. Brown	Director	September 3, 2010

/s/ Connie R. Curran Connie R. Curran	Director	September 3, 2010

/s/ Darren R. Huston Darren R. Huston	Director	September 3, 2010

/s/ William T. Keevan William T. Keevan	Director	September 3, 2010

/s/ Lyle Logan Lyle Logan	Director	September 3, 2010

/s/ Julie A. McGee Julie A. McGee	Director	September 3, 2010

/s/ Lisa W. Pickrum Lisa W. Pickrum	Director	September 3, 2010

/s/ Fernando Ruiz Fernando Ruiz	Director	September 3, 2010

/s/ Ronald L. Taylor Ronald L. Taylor	Director	September 3, 2010

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, State of Illinois, on September 3, 2010.

DEVRY INC. DEFERRED COMPENSATION PLAN
By:	/s/ Julie A. McGee
Julie A. McGee
Chair, Compensation Committee

By:	/s/ Connie R. Curran
Connie R. Curran
Member, Compensation Committee

By:	/s/ William T. Keevan
William T. Keevan
Member, Compensation Committee

By:	/s/ Lyle Logan
Lyle Logan
Member, Compensation Committee

INDEX TO EXHIBITS

Exhibit
Number	Exhibit

4.1	Restated Certificate of Incorporation of DeVry Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Report on Form S-8 dated December 22, 2005).

4.2	Amended and Restated By-Laws of DeVry Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K dated February 11, 2009).

4.3	DeVry Inc. Deferred Compensation Plan.

5	Opinion of Schiff Hardin LLP.

23.1	Consent of PriceWaterhouseCoopers LLP.

23.2	Consent of Schiff Hardin LLP (contained in the Opinion filed as Exhibit 5).

24	Power of Attorney (contained on the signature pages hereto).